UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
November 3, 2017 (November 2, 2017)

DENTSPLY SIRONA INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16211	39-1434669
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

221 West Philadelphia Street, York, Pennsylvania 17401-2991
(Address of principal executive offices, including zip code)

(717) 845-7511
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 2, 2017, Ulrich Michel, the Executive Vice President and Chief Financial Officer of DENTSPLY SIRONA Inc. (the “Company”), resigned from his position as the Company's Chief Financial Officer and all other positions as a Company officer, in each case effective November 10, 2017.  The Company and Mr. Michel agreed that his employment with the Company will continue through December 31, 2017, at which time he will be eligible for the benefits available under his employment agreement with the Company in the case of a termination by the Company without cause.
Nicholas W. Alexos, age 54, will assume the position of Chief Financial Officer effective November 10, 2017.  Mr. Alexos commenced employment with the Company on October 10, 2017 as its Executive Vice President and Chief Administrative Officer.  From January 1993 to October 2017 Mr. Alexos served as Managing Director of Madison Dearborn Partners LLC, a Chicago-based private equity firm which he co-founded, where he was responsible for investment activities in healthcare and general management of the firm.  Prior to that, from January 1988 he served as Vice President of First Chicago Venture Capital and, from August 1985, as Associate at the First National Bank of Chicago.
Mr. Alexos will continue to be compensated in accordance with the terms of his existing employment agreement, which is for an initial two-year term with automatic one-year renewals absent notice from either party.  Pursuant to that agreement, Mr. Alexos is receiving an annual base salary of $600,000, he is eligible for a target annual bonus of 75% of his base salary, pro-rated for 2017, and for 2018 and later years he is eligible for long-term incentive awards on a basis consistent with similarly situated executives.  Upon his hire, he was granted restricted stock units with a grant date fair value of $1,025,000 vesting after three years generally subject to continued service and stock options with a grant date fair value of $425,000 vesting in three equal annual installments generally subject to continued service.  Upon Mr. Alexos’ termination by the Company without cause or by Mr. Alexos with good reason (as those terms are defined in the employment agreement) or in certain circumstances following notice by the Company of non-renewal of the agreement, Mr. Alexos is entitled, subject to a release of claims, to continued payment of his base salary for two years (payable in a lump sum upon employment termination within two years following a change in control), a pro-rata annual bonus (payable when bonuses are otherwise paid) based on actual performance, two years of continued equity vesting (other than upon a termination following a change in control), a lump-sum payment equal to two years of COBRA premium regardless whether COBRA is elected, two years of continued life/AD&D benefits generally subject to continued payment of the employee premium, and a lump-sum cash amount equal to contributions that would have been made on his behalf to the Company’s defined contribution plans during the two years following termination and vesting of any unvested amounts under such plans.  Mr. Alexos is also generally subject to noncompetition/nonsolicitation obligations for two years following his employment termination.  The foregoing summary of Mr. Alexos’ employment agreement is qualified in its entirety by reference to the text of the agreement filed as Exhibit 10.1 and incorporated herein by reference.
Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement between DENTSPLY SIRONA Inc. and Nicholas W. Alexos, dated October 10, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENTSPLY SIRONA INC.

Dated: November 3, 2017	By:	/s/ Keith J. Ebling
		Name:	Keith J. Ebling
		Title:	Executive Vice President, Secretary and General Counsel